Exhibit 10.48

ALLIANCE RESOURCE PARTNERS, L.P.

COMPENSATION COMMITTEE CHARTER

Adopted: February 28, 2007

Amended and Restated: February 22, 2008

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COMPENSATION COMMITTEE CHARTER

Adopted February 28, 2007

Amended and Restated February 22, 2008

I.	Purpose of Committee

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Alliance Resource Management GP, LLC (the “Company”), the managing general partner of Alliance Resource Partners, L.P. (the “Partnership”), is to discharge the Board’s responsibilities relating to compensation of the Partnership’s executives and the Company’s directors and to produce an annual report relating to the CD&A (as defined below) for inclusion in the Partnership’s Annual Report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

II.	Committee Membership

The Committee shall be composed of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company, the Partnership or any of its consolidated subsidiaries and each of whom is otherwise “independent” under the NASDAQ rules.

All matters before the Committee shall be determined by a majority vote of the Committee members present.

Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such terms as the Board may determine.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The Committee shall produce a report that summarizes the actions taken at each Committee meeting, and such report shall be presented to the Board at the next Board meeting.

The Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Partnership’s President and Chief Executive Officer (the “CEO”) should not attend any meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee.

IV.	Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	To review corporate goals and objectives relative to the CEO.

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2.	To set the CEO’s compensation level.

3.	To review corporate goals and objectives relative to the Partnership’s senior executive officers, including the Partnership’s named executive officers.

4.	To set the compensation level of the Partnership’s senior executive officers.

5.	Review and approve, in consultation with senior management, the Partnership’s general compensation philosophy, strategy, policies and programs.

6.	Review and approve, in consultation with senior management, the Partnership’s executive compensation programs including the establishment of salaries and other compensation for the Partnership’s CEO, Chief Financial Officer and the other executive officers, including those named in the Summary Compensation Table.

7.	Review and approve the Partnership’s management incentive compensation plans, and equity-based plans, including, without limitation, the Partnership’s short-term incentive plan (STIP), long-term incentive plan (LTIP) and supplemental executive retirement plan (SERP).

8.	Review and recommend to the Company’s Board of Directors for approval grants of restricted units under the LTIP or other awards pursuant to such plan and any other equity-based plans, if applicable.

9.	Periodically review senior management’s recommendations with respect to the Partnership’s ERISA-qualified benefit plans and retirement program.

10.	Review perquisites or other personal benefits to the Partnership’s executive officers and the Company’s directors and recommend any changes to the Company’s Board of Directors.

11.	Review expense statements of executive officers.

12.	To the extent we have any employment agreements or any of the following arrangements, review and approve any employment agreements, severance or termination arrangements or change of control arrangements to be made with any executive officer of the Partnership.

13.	Approve a policy regarding director compensation and recommend to the Company’s Board of Directors annual retainer amounts consistent with the director compensation policy.

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14.	In connection with the Partnership’s Annual Report on Form 10-K or other applicable SEC filing:

(A)	review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by SEC Regulation S-K, Item 402. Based on such review and discussion, recommend to the Company’s Board of Directors that the CD&A be included in the Partnership’s Annual Report on Form 10-K or other applicable SEC filing.

(B)	prepare the compensation committee report in accordance with all applicable rules and regulations of the SEC for inclusion above the names of the members of the compensation committee in the Partnership’s Annual Report on Form 10-K. This report shall state the Committee (i) reviewed and discussed with management the CD&A and (ii) based on such review and discussion, recommended to the Company’s Board of Directors that the CD&A be included in the Partnership’s Annual Report on Form 10-K or other applicable SEC filing.

15.	In its sole discretion, have the ability to retain experts, consultants and other advisors, including without limitation, independent counsel, compensation consulting firms and legal or other advisors as the Committee deems necessary, to aid in the Committee’s discharge of its duties.

16.	Perform such other activities consistent with the Committee’s charter, the Partnership’s partnership agreement, the Partnership’s Certificate of Limited Partnership, the Company’s Certificate of Formation, governing law, the rules and regulations of the NASDAQ and such other requirements applicable to us as the Committee or the Company’s Board of Directors deem necessary or appropriate.

17.	Review and reassess the adequacy of the Committee’s charter annually and submit recommended changes, if any, to the Company’s Board of Directors for its consideration and approval.

18.	Annually perform an evaluation of itself.

V.	Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee composed solely of one or more members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

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VI.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants retained to assist in the determination or evaluation of director, CEO or senior executive compensation, this authority shall be vested solely in the Committee.

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